SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                       EBI CAPITAL TRUST I                                                   RBC CENTURA BANK
                 (Exact name of registrant as                                        (Exact name of registrant as
                   specified in its charter)                                           specified in its charter)
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               DELAWARE                       58-6382710                       NORTH CAROLINA                 56-1708585
       (State of incorporation             (I.R.S. Employer               (State of incorporation          (I.R.S. Employer
          or organization)                Identification No.)                 or organization)             Identification No.)

         1417 CENTURA HIGHWAY                                             1417 CENTURA HIGHWAY
     ROCKY MOUNT, NORTH CAROLINA                27804                   ROCKY MOUNT, NORTH CAROLINA              27804
(Address of Principal Executive Offices)      (Zip Code)          (Address of Principal Executive Offices)    (Zip Code)
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If this form relates to the registration of a class of           If this form relates to the registration
of securities pursuant to Section 12(b) of the Exchange Act      of a class of securities pursuant to Section 12(g) of the
and is effective pursuant to General Instruction A.(c),          Exchange Act and is effective pursuant to General
check the following box.|X|                                      Instruction A.(d), check the following box.|_|
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Securities Act registration statement file number to which this form relates: 333-58485
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         (If applicable)


         Securities to be registered pursuant to Section 12(b) of the Act:


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              Title of each class                      Name of each exchange on which
              to be so registered                      each class is to be registered
8.50% CUMULATIVE TRUST PREFERRED SECURITIES OF             AMERICAN STOCK EXCHANGE
              EBI CAPITAL TRUST I
  SUBORDINATED GUARANTEE OF RBC CENTURA BANK               AMERICAN STOCK EXCHANGE
   OF THE 8.50% CUMULATIVE TRUST PREFERRED
                 SECURITIES
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        Securities to be registered pursuant to Section 12(g) of the Act:
                                      NONE

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ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         On July 22, 2002, pursuant to the Agreement and Plan of Merger, dated as of March 26, 2002, as supplemented, among Eagle Bancshares, Inc. ("Eagle"), RBC Centura Banks, Inc. ("RBC Centura"), Peach Acquisition Sub, Inc. ("Peach") and Royal Bank of Canada, Peach merged with and into Eagle, and as a result became a wholly owned subsidiary of RBC Centura. Immediately thereafter, pursuant to the Agreement and Plan of Merger, dated July 10, 2002, among Eagle, RBC Centura and RBC Centura Bank (the "Bank"), Eagle merged with and into the Bank, a wholly owned subsidiary of RBC Centura (the "Merger"), and EBI Capital Trust I (the "Trust") became a wholly owned subsidiary of the Bank. The Bank has assumed Eagle's Subordinated Guarantee (the "Guarantee") of the 8.50% Cumulative Trust Preferred Securities issued by the Trust (the "Preferred Securities"). The description of the Guarantee and the Preferred Securities in the Form 8-A filed by Eagle and the Trust on July 20, 1998 otherwise remains in effect.

         In anticipation of the Merger, Eagle, the Bank and SunTrust Bank, as Indenture Trustee (as successor to SunTrust Bank, Atlanta), entered into a Supplemental Indenture, dated as of July 19, 2002, to set forth the Bank's assumption of Eagle's obligations under the Indenture, dated as of July 29, 1998, between Eagle and SunTrust Bank, Atlanta.

         In addition, RBC Centura has entered into a Preferred Securities Guarantee Agreement with SunTrust Bank (the "Guarantee Trustee"), dated August 13, 2002 (the "Preferred Securities Guarantee Agreement"). The Preferred Securities Guarantee Agreement provides for (i) the guarantee by RBC Centura of the Guarantee Payments (as defined below) (the "Payments Guarantee") and (ii) the subordinated guarantee by RBC Centura to the Trust of the payment by the Bank of its obligations (as successor to Eagle) under the 8.50% Subordinated Debentures (the "Debentures") due December 31, 2028 of the Bank held by the Guarantee Trustee (the "Debentures Guarantee"). The Guarantee Trustee will hold the Preferred Securities Guarantee Agreement for the benefit of the holders of the Preferred Securities. The following summary of the material terms and provisions of the Preferred Securities Guarantee Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Preferred Securities Guarantee Agreement. Wherever particular defined terms of the Preferred Securities Guarantee Agreement are referred to, but not defined herein, such defined terms are incorporated herein by reference to the Preferred Securities Guarantee Agreement, which has been filed as an exhibit to this registration statement.

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PAYMENTS GUARANTEE

         Under the Preferred Securities Guarantee Agreement, RBC Centura irrevocably and unconditionally agrees to pay in full on a subordinated basis, to the extent set forth therein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Trust or the Bank (the "Guarantee Payments"), will be subject to the Payments Guarantee: (i) any accrued and unpaid Distributions that are required to be paid on such Preferred Securities, to the extent the Trust shall have funds available therefor, (ii) the Redemption Price, to the extent the Trust has funds available therefor, with respect to any Preferred Securities called for redemption by the Trust, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Debentures to the Holders in exchange for Preferred Securities as provided in the Trust Agreement), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid Distributions on the Preferred Securities to the date of payment, to the extent the Trust shall have funds available therefor, and (b) the amount of assets of the Trust remaining available for distribution to Holders in liquidation of the Trust. The obligation of RBC Centura under the Payments Guarantee may be satisfied by direct payment of the required amounts by RBC Centura to the holders of the Preferred Securities or by causing the Trust to pay such amounts to such holders.

THE DEBENTURE GUARANTEE

         In addition to the Payments Guarantee, RBC Centura irrevocably and unconditionally guarantees, on a subordinated bases to the Holders the payment to the Trust by the Bank of its obligations (as successor to Eagle) under the Debentures, as and when due, regardless of any defense, right of set-off or counterclaim that the Bank may have or assert.

         The Preferred Securities Guarantee Agreement constitutes a guarantee of payment and not of collection. Any holder of Preferred Securities may institute a legal proceeding directly against RBC Centura to enforce its rights under the Preferred Securities Guarantee Agreement without first instituting a legal proceeding against any other person. RBC Centura will be subrogated to all (if any) rights of the holders of Preferred Securities against the Trust and the Bank in respect of any amounts paid to such holders by RBC Centura under the Preferred Securities Guarantee Agreement. RBC Centura is not, however, (except to the extent required by mandatory provisions of law) entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under the Preferred Securities Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under the Preferred Securities Guarantee Agreement. If any amount is

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paid to RBC Centura in violation of the preceding sentence, RBC Centura will hold such amount in trust for the holders and pay over such amount to the holders.

THE EXPENSE AGREEMENT

         In addition to the Preferred Securities Guarantee Agreement, RBC Centura has also entered into an Agreement as to Expenses and Liabilities, dated August 13, 2002 with the Trust (the "Expense Agreement"). Under the Expense Agreement and subject to its terms, RBC Centura irrevocably and unconditionally guarantees to the beneficiaries of the Trust the full payment, when and as due, of any and all obligations. RBC Centura believes that the obligations of RBC Centura under the Preferred Securities Guarantee Agreement and the Expense Agreement, taken together, fully, irrevocably and unconditionally guarantee all of the Bank's obligations and the Trust's obligations with respect to the Preferred Securities.

AMENDMENTS AND ASSIGNMENT

         Except with respect to changes that (a) do not materially adversely affect the rights of holders of Preferred Securities, (b) in the judgment of RBC Centura are necessary to preserve the Tier 1 capital treatment of the Preferred Securities under the capital adequacy guidelines or rules of a U.S. or foreign banking regulator or (c) in the judgment of RBC Centura are necessary to preserve the status of any of its subsidiaries as an entity exempt from the reporting requirements of any federal securities laws (in the case of any such changes, no vote will be required), the Preferred Securities Guarantee Agreement may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the outstanding Preferred Securities. All guarantees and agreements contained in the Preferred Securities Guarantee Agreement will bind the successors, assigns, receivers, trustees and representatives of RBC Centura and will inure to the benefit of the holders of the Preferred Securities then outstanding.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEE AGREEMENT

         The Preferred Securities Guarantee Agreement will terminate and be of no further force and effect upon (i) full payment of the Redemption Price of the Preferred Securities, (ii) full payment of the amounts payable upon liquidation of the Trust, or (iii) distribution of the Subordinated Debentures to the holders of the Preferred Securities. The Preferred Securities Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Preferred Securities Guarantee Agreement.

GOVERNING LAW

         The Preferred Securities Guarantee Agreement will be governed by and construed in accordance with the laws of the State of New York.

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ITEM 2.  EXHIBITS.

         4.1      Form of Indenture.*

         4.2      Certificate of Trust of EBI Capital Trust I.*

         4.3      Trust Agreement of EBI Capital Trust I.*

         4.4      Form of Amended and Restated Trust Agreement of EBI Capital
                  Trust I.*

         4.5      Form of Preferred Securities Guarantee Agreement.*

         4.6 Supplemental Indenture among Eagle Bancshares, Inc., RBC Centura Bank and SunTrust Bank (as successor to SunTrust Bank, Atlanta), as Indenture Trustee, dated as of July 19, 2002; incorporated by reference to the Form 8-A filed by RBC Centura Banks, Inc. on August 13, 2002.

         4.7 Preferred Securities Guarantee Agreement between RBC Centura Banks, Inc. and SunTrust Bank, dated as of August 13, 2002; incorporated by reference to the Form 8-A filed by RBC Centura Banks, Inc. on August 13, 2002.

         4.8 Agreement as to Expenses and Liabilities among RBC Centura Banks, Inc. and EBI Capital Trust I, dated as of August 13, 2002; incorporated by reference to the Form 8-A filed by RBC Centura Banks, Inc. on August 13, 2002.

*        Previously filed.

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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrants have duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Date: August 13, 2002                     EBI CAPITAL TRUST I


                                          By: /s/ Elizabeth A. Edelman
                                              ---------------------------------
                                              Name:  Elizabeth A. Edelman
                                              Title: Administrative Trustee


                                          RBC CENTURA BANK
                                          (as successor issuer to Eagle
                                          Bancshares Inc.)


                                          By: /s/ Elizabeth A. Edelman
                                              ---------------------------------
                                              Name:  Elizabeth A. Edelman
                                              Title: Secretary